Exhibit 10.1

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (hereinafter “Agreement”), is effective as of the 1st day of August, 2015 (“Effective Date”), by and between TreeHouse Foods, Inc., with its principal place of business at 2021 Spring Road, Suite 600, Oak Brook, IL 60523 (“Company”) and Harry J. Walsh (“Consultant”).

WHEREAS, effective July 31, 2015 (“Retirement Date”), Consultant retired from his employment with the Company and from any and all officer and/or executive positions held with the Company and any of its subsidiaries or affiliates;

WHEREAS, prior to the Retirement Date, Consultant’s employment with the Company was subject to an employment agreement dated January 27, 2005, as amended on November 7, 2008, and February 24, 2014, (the “Prior Employment Agreement”); and

WHEREAS, Company desires to avail itself of Consultant’s temporary and part-time services after such retirement from the Company, and Consultant is willing to provide such services upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the following mutual covenants, it is herein agreed by and between the parties as follows:

1. TERM. The term of Consultant’s services under this Agreement shall, except as it may otherwise be subject to termination hereunder, commence as of the Effective Date and shall continue for twelve (12) months thereafter (“Term”). Notwithstanding the foregoing, this Agreement may be terminated as provided in Section 6 below.

2. DUTIES. During the Term, Consultant will provide services as reasonably requested by the President and Chief Executive Officer of the Company, provided that the time that Consultant devotes to the performance of such services, exclusive of any travel time to or from any location at which Consultant provides such services, shall approximate a 25% time commitment (which in the aggregate constitutes five hundred and twenty (520) hours, calculated as ten hours for each of fifty-two weeks), with the further understanding that each calendar week may require more or less than ten (10) hours to perform the services. In the event Consultant anticipates that the requested services will require him to spend more than five hundred and twenty (520) hours (exclusive of travel time) in the aggregate during the Term, Consultant shall inform the President and Chief Executive Officer of the Company.

3. CONSULTING FEES. Subject to the last sentence of this Section 3, the Company shall pay to Consultant an annual consulting fee (“Consulting Fee”) in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00), less applicable taxes as set forth below and any authorized deductions, pro-rated during the Term of this Agreement and payable in equal bimonthly installments; provided, however, that in the event this Agreement is terminated before twelve (12) months from the Effective Date due to Death, Disability, Termination for Cause or Termination by Consultant (as defined in Section 6 below), the Company will have no obligation either to continue making installment payments to Consultant or to pay Consultant any remaining balance on the Consulting Fee. Consultant agrees and acknowledges that the Company will (a) treat the Consulting Fee, and each installment payment thereof, as wage income as if Consultant remained an employee of the Company, within the meaning of federal and state tax laws, during the Term of this Agreement; (b) deduct from each installment payment all applicable federal and state tax withholdings, including without limitation federal and state income tax, Social Security tax and Medicare tax; and (c) will report the Consulting Fee and payments thereof to the Internal Revenue Service and other appropriate taxing authorities as employment income. Consultant shall not be entitled to any payments or benefits other than those contemplated by this Agreement.

4. BUSINESS EXPENSES. Consultant will be reimbursed for all authorized reasonable expenses incurred in the discharge of his duties under this Agreement, pursuant to the standard reimbursement policies of the Company.

5. OBLIGATIONS ARISING FROM CONTRACTOR’S PRIOR EMPLOYMENT. Consultant agrees and acknowledges that the Employment Period under the Prior Employment Agreement ended on the Retirement Date when Consultant voluntarily retired from his employment with the Company, and that such constitutes a Termination Due To Retirement pursuant to subsection 8(d) of the Prior Employment Agreement. The parties agree that the following sets forth all of their respective obligations arising from the Prior Employment Agreement and/or Consultant’s employment relationship with the Company through the Retirement Date:

A. Health Benefits Continuation Coverage. Consultant agrees and acknowledges that the health benefits insurance coverage to which he was entitled and which he received as an employee of the Company will end on the Retirement Date. Consultant may elect to continue receiving group health insurance after the Retirement Date pursuant to the federal law known as COBRA (29 U.S.C. § 1161 et seq.) for the time period during which he is eligible under COBRA via the COBRA materials that will be provided to Consultant under separate cover. If Consultant elects to receive COBRA coverage and for as long as he remains eligible, Consultant will be responsible for, and his continued receipt of such continuation coverage is contingent upon his, paying the full coverage premium set forth in the Employee’s COBRA billing statements.

B. Incentive Bonus for Calendar Year 2015. The Company acknowledges and agrees that Consultant, as a former employee of the Company who retired from such employment within the meaning of the applicable incentive bonus plan, is entitled to a prorated incentive bonus for 2015. The Company agrees to pay Consultant the incentive bonus for 2015 that Consultant would have become entitled to had Consultant’s employment continued until the date upon which eligibility for such bonus is triggered under the applicable plan, reduced by proration to reflect that portion of the calendar year 2015 during which Consultant was actually employed by the Company (i.e., January 1, 2015, to the Retirement Date). Consultant will receive such prorated bonus at the same time as eligible employees receive the bonus, currently anticipated in or about February 2016. Notwithstanding the foregoing, Consultant’s entitlement to any such bonus for calendar year 2015 is contingent upon Consultant earning such bonus under the applicable plan pursuant to the formula, performance targets and any other criteria set forth in the plan and as established specifically for Consultant and/or Consultant’s organization for 2015. Accordingly, this provision does not guarantee such bonus if no such bonus would have been earned under the applicable formula, performance targets and any other criteria.

C. Final Regular Paycheck as an Employee and Vacation Pay. Consultant acknowledges that Consultant’s final paycheck as an employee of the Company, less applicable taxes required to be withheld and any authorized deductions, has been or will be paid in a final payroll check representing Consultant’s compensation for his base salary through the Retirement Date and for any accrued but unused vacation time.

D. Retirement/401(k) Plan/Stock Equity. Consultant understands and acknowledges that Consultant’s right to continue participation, if any, in any Company sponsored retirement or 401(k) Plan shall be governed by the terms of such plan and not this Agreement, and Company will continue to deduct Consultant contributions and make Company matching contributions, each to the limits allowed under the 401(k) Plan, pursuant to Consultant’s current election unless Consultant modifies such election through proper documentation. Any grants of equity in the Company that Consultant has received, regardless of form or status, shall be governed by the applicable grant and governing plan documents. Nothing in this Agreement shall expand, diminish or otherwise modify Consultant’s or the Company’s rights and obligations contained in any of the aforementioned documents, and the Company strongly recommends that Consultant review the documents. For the avoidance of doubt, Consultant agrees and acknowledges that Consultant’s cessation of employment on July 31, 2015, constitutes a Retirement for all purposes, including without limitation vesting, exercisability, distribution, expiration, forfeiture or cancellation, within the meaning of the TreeHouse Foods, Inc. Equity and Incentive Plan (“EIP”) and any agreements to which Consultant was a party in the context of any equity grants under the EIP.

E. Pre-Retirement Business Expenses. Consultant will be reimbursed for all as-yet-unreimbursed reasonable expenses incurred in the discharge of his employment duties prior to the Retirement Date and authorized by the Company, pursuant to the standard reimbursement policies of the Company.

F. Indemnification. The Company reaffirms and agrees to comply with any continuing obligations it has to Consultant pursuant to the Indemnification provision set forth in subsection 7(d) of the Prior Employment Agreement.

G. Company’s Satisfaction of All Pre-Retirement Obligations to Consultant. Consultant agrees and acknowledges that, other than as set forth in this Section 5, (i) Consultant is entitled to no other benefits or forms of compensation arising from his employment with the Company up through the Retirement Date, including without limitation incentive bonus payments other than as set forth in subsection 5.B above or entitlement to any equity grants other than what he received prior to the Retirement Date; and (ii) all other benefits and forms of compensation shall cease upon the Retirement Date.

H. Termination of Prior Employment Agreement. The Company and Consultant agree that the Prior Employment Agreement is terminated in all respects as of July 31, 2015.

6. TERMINATION OF SERVICES. Notwithstanding Section 1 above, Consultant’s services hereunder may be terminated upon the occurrence of any of the following events:

A. Death. Consultant’s services shall terminate in the event of Consultant’s death.

B. Disability. Consultant’s services shall terminate, at the option of the Company, in the event of the disability of Consultant. For purposes of this Agreement, the term “disability” shall be defined in a manner consistent with the primary long-term disability insurance policy that covers Company employees, or if no long-term disability insurance policy is in effect, the term “disability” shall mean the inability of Consultant to perform his duties for Consultant under this Agreement, as a result of his mental or physical illness or other incapacity, for a period in excess of one hundred fifty (150) consecutive days or any period aggregating one hundred eighty (180) days in any one- year period.

C. Termination for Cause. The Company may terminate Consultant’s services for Cause upon written notice to Consultant. For purposes hereof, “Cause” shall be deemed to exist if any of the following items apply:

(i) The continued failure of Consultant to perform his duties for the Company during the Term (other than by reason of Consultant’s illness or other incapacity) after the Company delivers a written notice to Consultant identifying the manner in which the Company believes that Consultant has failed to perform his duties, and Consultant fails to commence substantial performance of his duties to the reasonable satisfaction of the Company on a continuous basis within two (2) weeks of the date of the notice;

(ii) The commission of any act of fraud, embezzlement, misappropriation, willful misconduct or gross negligence by Consultant with respect to the Company;

(iii) Conviction of Consultant of a criminal offence which substantially relates to Consultant’s performance of services for the Company on behalf of Consultant;

(iv) Breach by Consultant of any of his obligations under the Prior Employment Agreement that continue after the Retirement Date, as reaffirmed by Consultant in subsection 5.H of this Agreement;

(v) Breach by Consultant of any of the terms or conditions set forth in this Agreement, which breach is not cured within two (2) weeks after the Company delivers to Consultant a written notice of such breach, which notice describes in reasonable detail the Company’s belief that Consultant is in breach; or

(vi) Any material violation by Consultant of the TreeHouse Code of Ethics as set forth on the TreeHouse website.

D. Termination by Consultant. Consultant may terminate Consultant’s services for any or no reason upon sixty (60) days’ written notice to the Company.

7. COOPERATION. Consultant agrees to cooperate and assist the Company with any investigation, regulatory matter, lawsuit or other such matter in which the Company is a subject, target or party and as to which Consultant may have pertinent information. Consultant agrees to make Consultant reasonably available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions, if applicable. The Company agrees to make every reasonable effort to provide Consultant with reasonable notice in the event Consultant’s participation is required. The Company agrees to reimburse Consultant reasonable out-of-pocket costs incurred by the Consultant as the direct result of Consultant’s participation, provided that such out-of-pocket expenses are supported by appropriate documentation and have prior authorization of the Company. Consultant agrees to perform all acts and execute any and all documents that may be reasonably necessary to carry out the provisions of this paragraph. Any time that Consultant spends engaging in any activities pursuant to this Section 7 shall not constitute any of, or contribute to the allotment of, the ten (10) hours per week, on average, to which Consultant has committed to provide services under Section 2 of this Agreement.

8. GENERAL RELEASE.

A. Release and Waiver of All Claims. Consultant, and for Consultant’s heirs, executors, and assigns, does hereby discharge and release the Company, its predecessors and affiliates, including but not limited to the Company, its present and former principals, owners, shareholders, representatives, associates, servants, employees, attorneys, officers, directors, trustees, successors and assigns, and agents of any of the foregoing, from any and all liability or responsibility for all grievances, disputes, actions, causes of action and claims at law or equity, sounding in contract or tort, whether under any state or federal statutory or common law and whether known or unknown, arising out of or related in any way to Consultant’s employment with and cessation of employment with the Company, including but not limited to claims for wrongful discharge, unlawful discrimination, retaliation, breach of contract (express or implied), intentional or negligent infliction of emotional distress, negligence, defamation, duress, fraud, or misrepresentation, any violation of the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment Retraining and Notification Act, the National Labor Relations Act, any claim based upon the Company’s 401(k) Plan or deferred compensation plan maintained on behalf of the Company’s employees, the laws of any state, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company, other than those benefits enumerated herein or those benefits to which Consultant is entitled by law. In addition, Consultant represents that no incident has occurred during Consultant’s employment with the Company that could form the basis for any claim by Consultant against the Company for any work-related injury. It is the intention of the parties to make this release as broad and as general as the law permits, thus excluding claims which Consultant cannot waive by law and claims for breach of this Agreement.

B. Effect of Release and Waiver. The effect of this Agreement is to waive and release to the extent permitted by law any and all claims, demands, actions, or causes of action that Consultant may now or hereafter have against the Company and individuals named above for any liability, whether known or unknown, vicarious, derivative, or direct. This includes but is not limited to any claims for damages (actual or punitive), back wages, future wages, commission payments, bonuses, reinstatement, accrued vacation leave benefits, past and future employee benefits (except to which there is vested entitlement) including contributions to the Company’s employee benefit plans, compensatory damages, penalties, equitable relief, attorneys’ fees, costs of court, interest, and any and all other loss, expense, or detriment of whatever kind resulting from, growing out of, connected with, or related in any way to Consultant’s employment by the Company or the cessation of such employment. This release does not apply to any claims that may arise after the date Consultant executes this Agreement.

C. Notice. Consultant understands and agrees that Consultant:

(i) Has had a full twenty-one (21) days within which to consider this Agreement before executing it. Any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner such consideration period. The Company may revoke this Agreement at any time until it is accepted by Consultant;

(ii) Has carefully read and fully understands all provisions in this Agreement;

(iii) Is, through this Agreement, releasing the Company from any and all claims Consultant may have against the Company, including claims under the federal Age Discrimination in Employment Act (with the exception of challenges under the Older Workers Benefits Protection Act to a waiver of such claims), to the extent permitted by law;

(iv) Knowingly and voluntarily agrees to all of the terms set forth in this Agreement and intends to be legally bound by the same;

(v) Was advised and hereby is advised in writing to consider the terms of this Agreement and consult prior to executing this Agreement with an attorney of Consultant’s choice and at Consultant’s expense;

(vi) Has a full seven (7) days following the execution of this Agreement to revoke this Agreement by delivering notice of revocation to Al Gambrel at TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, IL 60523, before the end of such seven-day period; and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until such revocation period has expired; and

(vii) Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.

9. RESTRICTIVE COVENANTS.

A. Non-Competition. During the Term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, regardless of whether such termination is a result of the expiration of the Agreement’s anticipated twelve-month duration or the result of an earlier termination for any of the reasons set forth in Section 6 above, Consultant shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in any business which is in competition with a business conducted by the Company at the time of the alleged competition and, in the case of the twelve-month period after the termination of this Agreement, at the date of such termination.

B. Confidentiality. Without the prior written consent of the Company, except (i) in the course of performing services for the Company hereunder or (ii) to the extent required by an order of a court with competent jurisdiction or under subpoena from an appropriate government agency, Consultant shall not disclose any trade secrets, customer lists, drawings, designs, product recipes or formulae, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to management or Board members), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Consultant’s breach of this Section 9.B).

C. Non-Solicitation of Employees. During the Term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, regardless of whether such termination is a result of the expiration of the Agreement’s anticipated twelve-month duration or the result of an earlier termination for any of the reasons set forth in Section 6 above, Consultant shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least 6 months.

D. Injunctive Relief with Respect to Covenants. Consultant acknowledges and agrees that the covenants and obligations of Consultant with respect to non-competition, non-solicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Consultant agrees that the Company shall be entitled to an injunction, restraining order or other equitable relief restraining Consultant from violating any of the covenants and obligations contained in this Section 9 or in Section 10. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

10. SURRENDER OF RECORDS AND COMPANY PROPERTY. Consultant agrees upon termination of this Agreement, regardless of the reason for termination, immediately to surrender to the Company all correspondence, letters, contracts, manuals, mailing lists, customer lists, marketing data, ledgers, supplies, corporate checks, any documents (electronic, hardcopy or in any other format regardless location) that contain any Confidential Information, and all other Company property or materials or records of any kind relating to the Company or its business then in his possession or under his control, as well as all copies of any of the foregoing.

11. MISCELLANEOUS.

A. Waiver of Breach. The waiver by any party hereto of any breach of any provision of this Agreement by the other shall not be deemed a waiver by such party of any subsequent breach.

B. Notice. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given and received in all respects when personally delivered, three (3) days after when deposited in the United States mail, certified mail, postage prepaid, return receipt requested, or one (1) day after when sent by reputable overnight courier service, in each case addressed to TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, IL 60523, Attn: General Counsel or Senior VP of Human Resources or the last known residence of Consultant in the records of the Company.

C. Assignment. Consultant may not assign, pledge or encumber any interest in this Agreement or any part hereof without the prior written consent of the Company.

D. Complete Agreement. This writing represents the parties’ entire agreement and understanding with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith (for the avoidance of doubt, with the exception of any provisions of the Prior Employment Agreement which, as set forth above in this Agreement, impose continuing obligations upon the parties after the Retirement Date); it may not be altered or amended except by mutual agreement evidenced by a writing signed by both parties and specifically identified as an amendment to this Agreement. Notwithstanding the foregoing, to the extent Employee is subject to any other contractual, common law or statutory obligations to the Company with respect to confidential and proprietary information, nothing in this Agreement modifies, narrows or releases Employee from such obligations.

E. Governing Law. This Agreement and all questions of its interpretation, performance, enforceability and the rights and remedies of the parties hereto shall be governed by and determined in accordance with the internal laws of the state of Illinois.

F. Binding Effect. This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall also inure to the benefit of Consultant’s heirs, executors, administrators and legal representatives and beneficiaries.

G. Severability. If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

H. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement, and that facsimile or electronic signatures hereto shall have the same effect as original signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TREEHOUSE FOODS, INC.		HARRY J. WALSH

By:	/s/ Sam K. Reed	/s/ Harry J. Walsh

Print Name:	Sam K. Reed

Title:	Chairman and CEO	Date:	July 28, 2015

Date:	July 28, 2015